EXHIBIT (a)(5)(iv)


PRESS RELEASE                                  SOURCE:   First Trust High Income
                                                         Long/Short Fund

FIRST TRUST HIGH INCOME LONG/SHORT FUND ANNOUNCES FINAL RESULTS OF TENDER OFFER

WHEATON, IL - (BUSINESS WIRE) - JULY 19, 2017 - First Trust High Income Long/Short Fund (NYSE: FSD) (the "Fund") today announced the final results of the tender offer it conducted.

As previously announced, the Fund conducted a tender offer for up to 15% of its outstanding common shares for cash at a price per share equal to 98% of the net asset value per share as determined as of the close of the regular trading session of the NYSE on July 14, 2017 (the "Valuation Date"). The Fund's tender offer, which expired at 5:00 p.m. New York City time on Thursday, July 13, 2017, was oversubscribed.

Since the Fund's tender offer was oversubscribed, the Fund will purchase 15% of its outstanding common shares on a pro-rata basis based on the number of shares properly tendered (Pro-Ration Factor). The final results of the tender offer are provided in the table below.

                                                                                                  Number of
                             Number of                               Purchase Price              Outstanding
Number of Shares          Tendered Shares        Pro-Ration          (98% of NAV on              Shares after
    Tendered              to be Purchased          Factor           Valuation Date)              Tender Offer
------------------        ----------------       -----------        -----------------          -----------------
   12,762,491                5,284,792             41.42%               $17.7282                  29,947,157

The Fund will purchase the common shares that it has accepted for payment as promptly as practicable. Shareholders who have questions regarding the tender offer should contact their financial advisors or should call Georgeson LLC, the Fund's information agent for the tender offer, at: (866) 203-9357.

The Fund is a diversified, closed-end management investment company that seeks to provide current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $107 billion as of June 30, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

MacKay Shields LLC ("MacKay") serves as the Fund's investment sub-advisor. MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is a multi-product, fixed income investment management firm with approximately $96.7 billion in assets under management as of June 30, 2017. MacKay manages fixed income strategies for high-net worth individuals, institutional clients and mutual funds, including unconstrained bond, global high yield, high yield, high yield active core, municipal high yield, short duration high yield, low volatility high yield, municipal short term, core investment grade, municipal investment grade, core plus, core plus opportunities, convertibles, emerging markets credit, and bank loans.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements. Actual results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors.


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CONTACT: Jeff Margolin - (630) 765-7643

SOURCE: First Trust High Income Long/Short Fund